UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 1, 2015

NORTECH SYSTEMS INCORPORATED

(Exact name of registrant as specified in its charter)

Minnesota	0-13257	41-16810894
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1120 Wayzata Boulevard East, Suite 201

Wayzata, MN 55391

(Address of principal executive offices)

(952) 345-2244

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                Entry Into Material Definitive Agreement.

On April 1, 2015, Nortech Systems Incorporated (the “Company”) entered into a lease agreement (the “Lease Agreement”) with LSOP 3 MN 3, LLC (the “Landlord”) pursuant to which the Company has agreed to lease approximately 19,000 square feet of space in Maple Grove, Minnesota for its new corporate headquarters.  The Company will occupy the new office space upon completion of the premises pursuant to the terms of the Lease Agreement.

The Lease Agreement provides for monthly rent payments during the lease term at an annual rate that increases from approximately $139,000 to $165,000, as set forth in the Lease Agreement.  In addition to its rent obligation, the Company will also be responsible for certain costs, among other things, operating expenses, taxes, and insurance costs.

The Lease Agreement is scheduled to commence upon completion of the premises and expire eighty-nine months thereafter.  The Company may extend the term of the Lease Agreement for one successive five-year terms upon advance notice. The rent to be paid during the renewal terms, if any, will be determined in accordance with the Lease Agreement.  The Lease Agreement also contains a right of first offer for the Company for any continuous space that may become available.

The Lease Agreement contains customary default provisions allowing the Landlord to terminate the Lease Agreement if the Company fails to remedy a breach of any of its obligations under the Lease Agreement within specified time periods, or upon the bankruptcy or insolvency of the Company.

The foregoing summary description of the terms and conditions of the Lease Agreement does not purport to be complete and is qualified in its entirety by reference to the Lease Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
10.1	Lease Agreement dated April 1, 2015, by and between Nortech Systems, Inc. and LSOP 3 MN 3, LLC (filed herewith)

99	Announcement dated April 9, 2015

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTECH SYSTEMS INCORPORATED
(Registrant)

By:	/s/ Richard G. Wasielewski
Richard G. Wasielewski, CEO

Dated: April 9, 2015

EXHIBIT INDEX

Exhibit No.	Description
10.1	Lease Agreement dated April 1, 2015, by and between Nortech Systems, Inc. and LSOP 3 MN 3, LLC

99	Announcement dated April 9, 2015